                                                                  Exhibit (a)(7)



This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase dated October 27, 1998 and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            LUMEN TECHNOLOGIES, INC.

                                       AT

                               $7.75 NET PER SHARE

                                       BY

                             LIGHTHOUSE WESTON CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                                   EG&G, INC.

         Lighthouse Weston Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of EG&G, Inc., a Massachusetts corporation (the "Parent"), is offering to purchase all the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Lumen Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 27, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").



       ------------------------------------------------------------------

                         THE OFFER AND WITHDRAWAL RIGHTS
               WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.

       ------------------------------------------------------------------

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 21, 1998 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction of the other conditions set forth in the Merger Agreement (but not prior to January 11, 1999, unless requested otherwise by the Parent) and in accordance with the relevant provisions of the Delaware General Corporation Law (the "Delaware Law"), the Purchaser will be merged with and into the Company (the "Merger"). Upon the effective time of the Merger, each outstanding Share (other than Shares held by the Parent, the Purchaser or the Company or any direct or indirect subsidiary of the Parent, the Purchaser or the

Company, and Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under Delaware Law) will be cancelled and converted into the right to receive $7.75 per Share in cash, without interest. The Merger Agreement is more fully described in the Offer to Purchase. The purpose of the Offer is to enable the Parent, through its wholly owned subsidiary, to acquire control of, and the entire equity interest in, the Company.

           The Parent and the Purchaser have entered into a Stockholders' Agreement with certain officers and directors of the Company (the "Management Stockholders"), with respect to 993,684 Shares outstanding as of the date of the Merger Agreement and beneficially owned by the Management Stockholders and an additional 1,752,338 Shares subject to options held by the Management Stockholders. The Shares subject to the Stockholders' Agreement represent between 4.5% (assuming the Management Stockholders do not exercise any of their options) and 11.5% (assuming the Management Stockholders do not exercise any of their options) of the Shares on a fully diluted basis (as defined in the Offer to Purchase). Pursuant to the Stockholders' Agreement, the Stockholders have agreed to tender all their outstanding Shares pursuant to the Offer, to vote all their outstanding Shares in favor of the Merger and not to transfer such Shares without the Parent's consent and have granted the Purchaser a proxy to vote such Shares in favor of the Merger.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (AS DEFINED IN THE OFFER TO PURCHASE). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to BankBoston, N.A. (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, November 24, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

         Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, and regardless of whether or not any of the events set forth in Section 13 of the Offer to Purchase shall have occurred, (i) to extend the period during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

         Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 25, 1998. In order for a withdrawal to be effective, a written, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering stockholder must also submit the serial numbers shown on such Share Certificates to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility. Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in
Section 3 of the Offer to Purchase. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

         The Company has provided the Purchaser with the Company's stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or any other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:

                                  KISSEL-BLAKE
              A Division of Shareholder Communications Corporation
                                 110 Wall Street
                            New York, New York 10005
                 Banks and Brokers, Please Call: (212) 344-6733
                    ALL OTHERS CALL TOLL-FREE: (800) 554-7733


October 27, 1998